Exhibit 23.2

January 10, 2019

The Board of Directors

Resolute Energy Corporation

1700 Lincoln Street, Suite 2800

Denver, CO 80203

Re: Amendment No. 1 to Registration Statement on Form S-4 of Cimarex Energy Co., filed January 10, 2019 (the “Registration Statement”)

Members of the Board:

Reference is made to our opinion letter, dated November 18, 2018 (“Opinion Letter”), with respect to the fairness from a financial point of view of the Merger Consideration (as defined in the Opinion Letter) to be paid to the holders of shares of common stock, par value $0.0001 per share, of Resolute Energy Corporation (the “Company”) pursuant to the Agreement and Plan of Merger, dated as of November 18, 2018, by and among Cimarex Energy Co. (“Cimarex”), CR Sub 1 Inc., a wholly owned subsidiary of Cimarex, CR Sub 2 LLC, a wholly owned subsidiary of Cimarex, and the Company.

The Opinion Letter is provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated therein.  We understand that the Company has determined to include our opinion in the Registration Statement.  In that regard, we hereby consent to the reference to our Opinion Letter under the captions “Summary — Opinions of Resolute’s Financial Advisors”, “The Merger — Background of the Merger”, “The Merger — Resolute Board Recommendation and Its Reasons for the Merger”, and “The Merger — Opinions of Resolute’s Financial Advisors” and to the inclusion of the foregoing Opinion Letter in the proxy statement/prospectus included in the Registration Statement.  Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the Registration Statement and that our Opinion Letter is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to, in whole or in part, in any registration statement (including any subsequent amendments to the Registration Statement), proxy statement or any other document, except in accordance with our prior written consent.  In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

PETRIE PARTNERS SECURITIES, LLC

By:	/s/ Jon C. Hughes
Jon C. Hughes
Managing Director